Exhibit 10 under Form N-1A
                                          Exhibit 5 under Item 601/Reg. S-K

                        HOUSTON, HOUSTON & DONNELLY
                             ATTORNEYS AT LAW
                          2510 CENTRE CITY TOWER
                           PITTSBURGH, PA  15222
William McC Houston
Fred Chalmers Houston, Jr.              (412) 471-5828           Fred
Chalmers Houston
Thomas J. Donnelly            FAX (412) 471-0738            (1914-1971)
John J. Heck

Mario Santillo, Jr.
Theodore M. Hammer
                              February 19, 1992
The Trustees of
First Priority Funds
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

     First Priority Funds (`Trust'') proposes to offer and sell one separate series of Shares of Beneficial Interest representing interests in separate portfolios of securities known as First Priority Equity Fund, First Priority Fixed Income Fund and First Priority Treasury Money Market Fund (all such shares of beneficial interest being herein referred to as `Shares'') in the manner and on the terms set forth in its Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     As counsel we have participated in the organization of the Trust, its registration under the Investment Company Act of 1940 and the preparation and filing of its Registration Statement under the Securities Act of 1933. We have examined and are familiar with the provisions of the written Declaration of Trust dated October 15, 1991, as amended (`Declaration of Trust'), the Bylaws of the Trust and such other documents and records deemed relevant. We have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by us for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that:

     1. The Trust is duly organized and validly existing pursuant to the Declaration of Trust.

     2. The Shares which are currently being registered by the Registration Statement referred to above may be legally and validly issued from time to time in accordance with the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article III,
Section 3, of the Declaration of Trust and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.



     We consent to your filing this opinion as an exhibit to the Registration Statement referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States. We further consent to the reference to our firm under the caption Legal Counsel in the prospectus filed as a part of such Registration Statement, applications and registration statements.
                              Very truly yours,

                              HOUSTON, HOUSTON & DONNELLY


                              By:  /s/Thomas J. Donnelly
TJD: heh